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                                                                  Exhibit (a)(5)
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                               [Penton letterhead]

FOR IMMEDIATE RELEASE

PENTON MEDIA ANNOUNCES ACCEPTANCE AND CANCELLATION OF OPTIONS TENDERED UNDER EXCHANGE OFFER

CLEVELAND, OH - AUGUST 23, 2002 - Penton Media, Inc. (NYSE:PME)

Penton Media, Inc. (NYSE: PME) today announced its offer to exchange options granted under the Penton Media, Inc. 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of March 15, 2001) with an exercise price equal to or greater than $16.225 for new options under that option plan expired at 11:59 P.M., Eastern Time, on August 22, 2002. Options to purchase a total of 860,100 shares of Penton's common stock, representing 93.7% of the shares subject to options under the option plan that were eligible to be tendered, were tendered by employees of Penton and its subsidiaries, accepted for exchange and cancelled. The new options will have an exercise price equal to the fair market value of Penton's common stock on the grant date of February 24, 2003.

Employees who tendered eligible options must remain an employee of Penton or its subsidiaries until the date the new options are granted to receive the new options.

ABOUT PENTON MEDIA
Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Penton's integrated media portfolio serves the following industries:
Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality.

This press release includes forward-looking statements concerning Penton that involve risks, uncertainties and assumptions about Penton. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. Penton does not assume any obligation, nor does Penton intend to update any of these forward-looking statements.
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CONTACT:
Mary Abood, Penton Media
216-931-9551 or 216-696-7000 Ext. 9551
mabood@penton.com